Exhibit 10.1

SALE SUPPLEMENT

dated as of September 13, 2012

between

OCWEN LOAN SERVICING, LLC, as Seller,

and

HLSS HOLDINGS, LLC, as Purchaser

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

Exhibit A	Form of Monthly Remittance Report

Schedule I	Servicing Agreements
Schedule II	Underlying Documents
Schedule III	Retained Servicing Fee Percentage
Schedule IV	Target Ratio
Schedule V	Valuation Percentage
Schedule VI	Amortization Percentage

-iii-

SALE SUPPLEMENT

This Sale Supplement, dated as of September 13, 2012 (this “Sale Supplement”), is between Ocwen Loan Servicing, LLC, a Delaware limited liability company (“Seller”), and HLSS Holdings, LLC, a Delaware limited liability company (“Purchaser”):

WITNESSETH:

WHEREAS, Seller and Purchaser are parties to that certain Master Servicing Rights Purchase Agreement, dated as of February 10, 2012 (the “Agreement”), with respect to the sale by Seller and the purchase by Purchaser of the Servicing Rights and other assets; and

WHEREAS, Seller and Purchaser desire to enter into the transactions described in the Agreement as supplemented by this Sale Supplement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; REFERENCE TO MASTER SERVICING RIGHTS PURCHASE

AGREEMENT

1.1 Definitions. (a) For purposes of this Sale Supplement, the following capitalized terms shall have the respective meanings set forth or referenced below:

“Additional Servicing Advance Receivable”: As defined in Section 3.1.

“Advance SPEs”: Each of HLSS Servicer Advance Facility Transferor, LLC, a Delaware limited liability company, and HLSS Servicer Advance Receivables Trust, a Delaware statutory trust.

“Amortization Percentage”: For each calendar month following the Closing Date, the percentage set forth on Schedule VI to this Sale Supplement for such calendar month.

“Assumed Liabilities”: As defined in Section 2.4.

“Book Value” means, with respect to the Rights to MSRs related to any Deferred Servicing Agreement, as of a specified date, an amount equal to the amortized book value of such Rights to MSRs on Purchaser’s financial statements as of such date.

“Closing Date”: September 12, 2012; provided that, with respect to Section 5.3 of the Agreement, the Closing Date shall be the related Servicing Transfer Date.

“Closing Statement”: The statement delivered by Seller to Purchaser on the Closing Statement Delivery Date setting forth the good faith calculation of the Estimated Purchase Price.

“Closing Statement Delivery Date”: The Closing Date, unless otherwise agreed by Seller and Purchaser.

“Consent Period”: For each Deferred Servicing Agreement and each related Deferred Servicing Right, the period, if any, from and including the Closing Date to and including the related Servicing Transfer Date.

“Cut-off Date”: September 12, 2012, or such other date as is agreed by Seller and Purchaser.

“Deferred Mortgage Loan”: A mortgage loan subject to a Deferred Servicing Agreement.

“Deferred Servicing Agreement”: As of any date of determination, each Servicing Agreement that is not a Transferred Servicing Agreement on such date. For avoidance of doubt, on the Closing Date each Servicing Agreement is a Deferred Servicing Agreement.

“Deferred Servicing Right”: As of any date of determination, each Servicing Right arising under a Servicing Agreement that is a Deferred Servicing Agreement on such date.

“Excess Servicing Advances”: For any calendar month, the amount, if any, by which the outstanding Servicer Advances with respect to the Servicing Agreements as of the last day of such calendar month exceeds an amount equal to (a) the Target Ratio for such calendar month multiplied by (b) the unpaid principal balance of the Mortgage Loans subject to the Servicing Agreements as of the last day of such calendar month.

“Excluded Liabilities”: As defined in Section 2.4(c).

“Fannie Mae”: As defined in the Subservicing Agreement.

“Indemnified Person”: A Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Person”: The Seller pursuant to Section 8.1 or the Purchaser pursuant to Section 8.2, as the case may be.

“Initial Servicing Advance Receivable”: As defined in Section 3.1.

“Investor”: With respect to any Securitization Transaction, any holder or other beneficial owner of any securities issued by the related Trust.

“Liability”: As defined in Section 8.1.

“Monthly Remittance Report”: With respect to each Deferred Servicing Agreement, a report substantially in the form attached as Exhibit A to this Sale Supplement or in such other form as may be agreed to by Seller and Purchaser from time to time.

“Monthly Servicing Fee”: For each calendar month, the Base Subservicing Fee (as defined in the Subservicing Supplement) for such calendar month together with the Seller Monthly Servicing Fee for such calendar month.

“Monthly Servicing Oversight Report”: A report with respect to all of the Deferred Servicing Agreements and related Mortgage Loans in such form as may be agreed to by Seller and Purchaser from time to time.

“MSR Purchase Price”: For each Servicing Agreement, an amount equal to the product of (i) the Valuation Percentage for such Servicing Agreement and (ii) the aggregate unpaid principal balance of the Mortgage Loans subject to such Servicing Agreement as of the Closing Date.

“P&I Advance”: As defined in the Subservicing Agreement.

“Performance Fee”: As defined in Section 7.2.

“Purchaser Indemnified Party”: As defined in Section 8.2.

“Purchase Price”: The sum of (a) the aggregate MSR Purchase Price for all of the Servicing Agreements and (b) the aggregate Servicing Advance Receivables Purchase Price for any Initial Servicing Advance Receivables.

“Retained Servicing Fee”: For any calendar month, an amount equal to the sum of (a) the product of the Retained Servicing Fee Percentage for such calendar month and the average unpaid principal balance of all Mortgage Loans subject to the Deferred Servicing Agreements and the Transferred Servicing Agreements during such calendar month and (b) the Retained Servicing Fee Shortfall, if any, for the immediately prior calendar month.

“Retained Servicing Fee Percentage”: For any calendar month, the percentage set forth on Schedule III to this Sale Supplement.

“Retained Servicing Fee Shortfall”: For any calendar month, beginning in September 2012, an amount equal to the excess, if any, of (a) the Retained Servicing Fee for such calendar month over (b) the excess, if any, of (x) the aggregate Servicing Fees actually received by Purchaser with respect to the Deferred Servicing Agreements and pursuant to the Transferred Servicing Agreements during such calendar month (whether directly pursuant to such Transferred Servicing Agreements or pursuant to this Sale Supplement) over (y) the Monthly Servicing Fee for such calendar month.

“Rights to MSRs”: For each Servicing Agreement, each of the following assets:

(a) all Servicing Fees payable to Seller as of or after the Closing Date under such Servicing Agreement and the right to receive all Servicing Fees accruing and payable as of or after the Closing Date under such Servicing Agreement;

(b) the right to receive any investment income earned on amounts on deposit in any Custodial Account or Escrow Account related to such Servicing Agreements as of or after the Closing Date;

(c) the right to purchase the Servicing Rights pursuant to Section 2.2 of this Sale Supplement; and

(d) any proceeds of any of the foregoing.

“Sale Date”: For each Servicing Advance Receivable, the date on which such Servicing Advance Receivable is transferred to Purchaser pursuant to Section 3.1.

“Seller Indemnified Party”: As defined in Section 8.1.

“Seller Monthly Servicing Fee”: As defined in Section 7.1.

“Servicing Advance Financing Agreements”: Each of that certain Second Amended and Restated Indenture, dated as of the Closing Date, among HLSS Servicer Advance Receivables Trust, as issuer, Deutsche Bank National Trust Company, as indenture trustee, calculation agent, paying agent and securities intermediary, Purchaser, as administrator and servicer, Seller, as servicer and as a subservicer, and Barclays Bank plc and Wells Fargo Securities, LLC, as administrative agents, and each other “Transaction Document” as such term is defined therein, in each case as the same may be amended from time to time.

“Servicing Advance Payment Date”: (a) For any Initial Servicing Advance Receivable, the Closing Date and (b) for any Additional Servicing Advance Receivable, the Funding Date (as defined in the Servicing Advance Financing Agreement) for such Additional Servicing Advance Receivable.

“Servicing Advance Receivable”: For each Servicer Advance, the right to receive reimbursement for such Servicer Advance under the Servicing Agreement pursuant to which such Servicer Advance was made.

“Servicing Advance Receivable Purchase Price”: With respect to each Servicing Advance Payment Date, for each Servicing Advance Receivable, the outstanding amount that is reimbursable under the related Servicing Agreement with respect to such Servicing Advance Receivable as of such Servicing Advance Payment Date.

“Servicing Agreement”: Each of the servicing agreements described on Schedule I and each of the Underlying Documents described on Schedule II governing the rights, duties and obligations of Seller as servicer under such agreements.

“Servicing Fee Reset Date”: The date which is six (6) years after the Closing Date.

“Servicing Rights Assets”: As defined in Section 2.2.

“Servicing Transfer Date”: With respect to each Servicing Agreement, the date on which all of the Third Party Consents related to such Servicing Agreement necessary to transfer the related Servicing Rights to Seller are received or such later date mutually agreed to by Seller and Purchaser.

“Special Damages”: As defined in Section 8.3(d).

“Subservicing Agreement”: That certain Master Subservicing Agreement, dated as of February 10, 2012, between the Seller, as subservicer, and the Purchaser, as servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Subservicing Supplement”: That certain Subservicing Supplement, dated as of September 13, 2012, between the Seller, as subservicer, and the Purchaser, as servicer, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Summary Schedule”: As defined in Section 4.5(a).

“Target Ratio” for each calendar month shall mean the amount specified in Schedule IV with respect to such month.

“Termination Event” means the occurrence of any one or more of the following events (whatever the reason for the occurrence of such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Seller fails to remit any payment required to be made under the terms of this Sale Supplement (to the extent not resulting solely from Purchaser failing to purchase a Servicing Advance Receivable required to be purchased by Purchaser under this Sale Supplement), which continues unremedied for a period of one (1) Business Day after the date on which written notice of such failure shall have been given by Purchaser to Seller;

(b) Seller fails to deliver any required information or report that is complete in all material respects as required pursuant to this Sale Supplement in the manner and time frame set forth herein, which failure continues unremedied for a period of two (2) Business Days after the date on which written notice of such failure shall have been given to Seller by Purchaser;

(c) Seller fails to observe or perform in any material respect any other covenant or agreement of Seller set forth in the Agreement or this Sale Supplement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been given to Seller by Purchaser; provided however, in the event that any such default is incurable by its own terms, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty (30) day cure period set forth above;

(d) a material breach by Seller of any representation and warranty made by it in the Agreement or this Sale Supplement, which breach continues unremedied for a period of thirty (30) days after the date on which written notice of such failure shall have been given to Seller by Purchaser; provided, however, in the event that any such default is incurable by its own terms, a Termination Event shall be deemed to occur immediately hereunder without regard to the thirty (30) day cure period set forth above;

(e) Seller fails to maintain residential primary servicer ratings for subprime loans of at least “Average” by Standard & Poor’s Rating Services, a division of Standards & Poor’s Financial Services LLC (or its successor in interest), “SQ3” by Moody’s Investors Service, Inc. (or its successor in interest) and “RPS4+” and “RSS4+” by Fitch Ratings (or its successor in interest);

(f) Seller ceases to be a Fannie Mae, Freddie Mac or FHA approved servicer;

(g) the occurrence of a Material Adverse Event;

(h) any of the conditions specified in the applicable “Servicer Default”, “Servicer Event of Default,” “Event of Default,” “Servicing Default” or “Servicer Event of Termination” or similar sections of any Deferred Servicing Agreement or any related Underlying Document shall have occurred with respect to Seller for any reason not caused by Purchaser (other than as a result of any delinquency or loss trigger which was already triggered as of the Closing Date with respect to such Deferred Servicing Agreement); provided that Seller shall be entitled to any applicable cure period set forth in such Deferred Servicing Agreement or Underlying Document;

(i) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Seller and such decree or order shall have remained in force undischarged or unstayed for a period of thirty (30) days;

(j) Seller shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to Seller or of or relating to all or substantially all of its property; or

(k) Seller shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

“Third-Party Claim”: As defined in Section 8.3(b).

“Transferred Assets”: The Rights to MSRs and the Transferred Servicing Rights.

“Transferred Receivables Assets”: As defined in Section 3.1.

“Transferred Servicing Agreement”: As of any date of determination, a Servicing Agreement with respect to which the related Servicing Rights have been transferred to Purchaser pursuant to Section 2.2 of this Sale Supplement or to its designee in accordance with the terms of this Sale Supplement on or prior to such date. For the avoidance of doubt, on the Closing Date no Servicing Agreement is a Transferred Servicing Agreement.

“Transferred Servicing Rights”: As of any date of determination, any Servicing Rights that have been transferred to Purchaser pursuant to Section 2.2 of this Sale Supplement on or prior to such date.

“UCC”: As defined in Section 3.1.

“Valuation Percentage”: For each Servicing Agreement, the valuation percentage for such Servicing Agreement as set forth in Schedule V hereto.

(b) Any capitalized term used but not defined in this Sale Supplement shall have the meaning assigned to such term in the Agreement.

1.2 Reference to the Master Servicing Rights Purchase Agreement. Each of Seller and Purchaser agrees that (a) this Sale Supplement is a “Sale Supplement” executed pursuant to Section 2.1 of the Agreement, (b) the terms of this Sale Supplement are hereby incorporated into the Agreement with respect to the Servicing Agreements and the related Mortgage Loans to the extent set forth therein and herein, and (c) the terms of this Sale Supplement apply to the Servicing Agreements specified herein and not to any other “Servicing Agreement” as that term is used in the Agreement. In the event of any conflict between the provisions of this Sale Supplement and the Agreement, the terms of this Sale Supplement shall prevail.

ARTICLE 2

PURCHASE AND SALE OF SERVICING RIGHTS AND RIGHTS TO MSRS;

ASSUMED LIABILITIES

2.1 Assignment and Conveyance of Rights to MSRs.

(a) As of the Closing Date, subject to the terms and conditions set forth in the Agreement and this Sale Supplement, Seller does hereby sell, convey, assign and transfer to Purchaser, without recourse except as provided herein, free and clear of any Liens, all of its right, title and interest in and to all of the Rights to MSRs for each of the Servicing Agreements.

(b) On and after the Closing Date, Purchaser shall be obligated to maintain a complete and accurate list of Servicing Agreements that are Deferred Servicing Agreements and Transferred Servicing Agreements, as the same shall be amended and modified from time to time in connection with Deferred Servicing Agreements becoming Transferred Servicing Agreements as contemplated by the terms and provisions of this Sale Supplement. The list of Deferred Servicing Agreements and Transferred Servicing Agreements maintained by Purchaser under this Section 2.1(b) shall be (x) available for inspection by Seller at any time during normal business hours and (y) presumed to be accurate absent manifest error on the part of Purchaser.

2.2 Automatic Assignment and Conveyance of Servicing Rights. As of the Servicing Transfer Date with respect to each Servicing Agreement, Seller does hereby sell, convey, assign and transfer to Purchaser, without recourse except as provided herein, free and clear of any Liens, without further action by any Person, all of its right, title and interest in and to the following assets (the “Servicing Rights Assets”):

(a) the Servicing Rights in respect of all of the Mortgage Loans and REO Properties related to such Servicing Agreement, in each case together with all related security, collections and payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing;

(b) all Ancillary Income and Prepayment Interest Excess received as of or after the related Servicing Transfer Date under such Servicing Agreements and any rights to exercise any optional termination or clean-up call provisions under such Servicing Agreements;

(c) all Custodial Accounts and Escrow Accounts related to such Servicing Agreement and amounts on deposit therein;

(d) all files and records in Seller’s possession or control, including the related Database, relating to the Servicing Rights Assets specified in clauses (a), (b) and (c);

(e) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller to the extent related exclusively to such Servicing Rights Assets and/or the Assumed Liabilities; and

(f) any proceeds of any of the foregoing.

2.3 MSR Purchase Price. Subject to the conditions set forth in this Sale Supplement and the Agreement, as consideration for the purchase of the Rights to MSRs and the Servicing Rights Assets, Purchaser shall pay the MSR Purchase Price for each Servicing Agreement to Seller.

2.4 Assumed Liabilities and Excluded Liabilities.

(a) Upon the terms and subject to the conditions set forth herein and in the Agreement, Purchaser shall assume, (i) prior to the Servicer Transfer Date for each Servicing Agreement, and solely as between Purchaser and Seller, all of the duties, obligations and liabilities of Seller (other than the Excluded Liabilities), as servicer but subject to such Servicing Agreements, and provided that Seller will continue to act as the servicer as set forth herein and in no event shall Purchaser be a subservicer, subcontractor or servicer within the meaning of a Servicing Agreement prior to the related Servicing Transfer Date and (ii) as of or after the Servicing Transfer Date for each Servicing Agreement, all of the duties, obligations, and liabilities of Seller (other than the Excluded Liabilities) as servicer accrued and pertaining solely to the period from and after such Servicing Transfer Date relating to the Servicing Rights that are subject to such Servicing Agreement (the “Assumed Liabilities”).

(b) Purchaser hereby agrees to act as servicer under each Servicing Agreement following the related Servicing Transfer Date and assumes responsibility for the due and punctual performance and observance of each covenant and condition to be performed or observed by the servicer under the applicable Servicing Agreement, including the obligation to service each Mortgage Loan in accordance with the terms of the related Servicing Agreement; provided, however, that the parties hereto acknowledge and agree that neither Purchaser nor any successor servicer assumes any liabilities of Seller, or any obligations of Seller relating to any period of time prior to the applicable Servicing Transfer Date. Seller hereby acknowledges that neither this Sale Supplement nor the Agreement limits or otherwise releases it from its liabilities for its acts or omissions as the servicer under the Servicing Agreements prior to the related Servicing Transfer Date. Purchaser hereby acknowledges that Seller shall have no further obligation as servicer under any of the Servicing Agreements on and after the related Servicing Transfer Date, except to the extent set forth in this Sale Supplement, the Agreement, the Subservicing Agreement and the Subservicing Supplement.

(c) Notwithstanding anything to the contrary contained herein, Purchaser does not assume any duties, obligations or liabilities of any kind, whether known, unknown, contingent or otherwise, (i) not relating to the Transferred Servicing Rights or the Assumed Liabilities, (ii) attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates, agents, contractors or representatives, including, without limitation, any subservicer of the Mortgage Loans) prior to the applicable Servicing Transfer Date, (iii) attributable to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by Seller (or any of its Affiliates, agents, contractors or representatives, including, without limitation, any subservicer of the Mortgage Loans) prior to the applicable Servicing Transfer Date or (iv) relating to any representation and warranty made by Seller or any of its Affiliates with respect to the related Mortgage Loans or the Transferred Assets (the “Excluded Liabilities”). Without limiting the generality of the foregoing, it is not the intention that the assumption by Purchaser of the Assumed Liabilities shall in any way enlarge the rights of any third parties relating thereto. Nothing contained in the Agreement or this Sale Supplement shall prevent any party hereto from contesting matters relating to the Assumed Liabilities with any third party obligee.

(d) From and after the related Servicing Transfer Date, except as otherwise provided for in Section 8.3 of this Sale Supplement, (i) Purchaser shall have complete control over the payment, settlement or other disposition of the Assumed Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto, subject to the terms of the related Servicing Agreements and (ii) Seller shall have complete control over the payment, settlement or other disposition of the Excluded Liabilities and the right to commence, control and conduct all negotiations and proceedings with respect thereto. Except as otherwise provided in this Sale Supplement, (i) Seller shall promptly notify Purchaser of any claim made against Seller with respect to the Assumed Liabilities or the Transferred Assets and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Assumed Liabilities or Transferred Assets without the prior written consent of Purchaser and (ii) Purchaser shall promptly notify Seller of any claim made against Purchaser with respect to the Excluded Liabilities and shall not voluntarily make any payment of, settle or offer to settle, or consent or compromise or admit liability with respect to, any Excluded Liabilities without the prior written consent of Seller.

2.5 Remittance of Servicing Fees and Related Amounts.

(a) Seller shall, to the extent permitted under any Deferred Servicing Agreement cause any Servicing Fees and, to the extent Seller is permitted to retain such amounts under the related Servicing Agreement, any investment income earned on any amounts or deposit in any Custodial Accounts and Escrow Accounts that are payable to Seller on or after the Closing Date under such Deferred Servicing Agreement, to be deposited directly into Purchaser’s account in accordance with Purchaser’s written directions. In any case, Seller shall within one (1) Business Day of the receipt thereof, remit to Purchaser any Servicing Fees and, to the extent Seller is permitted to retain such amounts under the related Servicing Agreement, any investment income earned on any amounts or deposit in any Custodial Accounts and Escrow Accounts that are received by Seller under any Deferred Servicing Agreement after the Closing Date. Any such amounts shall be remitted in accordance with Purchaser’s written directions.

(b) Seller shall exercise any rights under any Deferred Servicing Agreement to direct the investment of amounts in any Custodial Account or Escrow Account in accordance with Purchaser’s directions and the terms of the related Deferred Servicing Agreement, the related Mortgage Loan Documents and Applicable Law.

2.6 Payment of Estimated Purchase Price. Subject to the conditions set forth in this Sale Supplement and the Agreement, Purchaser shall pay the Estimated Purchase Price to Seller at the Closing. The Estimated Purchase Price shall be reconciled to the final Purchase Price in accordance with Section 2.5 of the Agreement.

ARTICLE 3

PURCHASE AND SALE OF SERVICING ADVANCE RECEIVABLES

3.1 Assignment and Conveyance of Servicing Advance Receivables. Commencing on the Closing Date, and continuing until the close of business on the earlier of the related Servicing Transfer Date or date of Seller’s termination as servicer pursuant to such Servicing Agreement, subject to the terms and conditions set forth in the Agreement and this Sale Supplement, Seller hereby sells, conveys, assigns and transfers to Purchaser, and Purchaser acquires from Seller, without recourse except as provided herein, free and clear of any Liens, all of Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under each Servicing Advance Receivable (i) in existence on the Closing Date that arose under the Servicing Agreements and is owned by Seller as of the Closing Date, if any (the “Initial Servicing Advance Receivables”), (ii) in existence on any Business Day on or after the Closing Date that arises under any Servicing Agreement prior to the earlier of the related Servicing Transfer Date or date of Seller’s termination as servicer pursuant to such Servicing Agreement (“Additional Servicing Advance Receivables”), and (iii) in the case of both Initial Servicing Advance Receivables and Additional Servicing Advance Receivables, all monies due or to become due and all amounts received or receivable with respect thereto and all proceeds (including “proceeds” as defined in the Uniform Commercial Code in effect in all applicable jurisdictions (the “UCC”)), together with all rights of Seller to enforce such Initial Servicing Advance Receivables and Additional Servicing Advance Receivables (collectively, the “Transferred Receivables Assets”). Until the related Servicing Transfer Date, Seller shall, automatically and without any further action on its part, sell, assign, transfer and convey to Purchaser, on each Business Day, each Additional Servicing Advance Receivable not previously transferred to Purchaser and Purchaser shall purchase each such Additional Servicing Advance Receivable. The parties acknowledge and agree that so long as the Servicing Advance Receivables with respect to a Servicing Agreement are being sold by Purchaser to the Advance SPEs pursuant to the Servicing Advance Financing Agreements, the sale of such Servicing Advance Receivables by Seller to Purchaser shall be made pursuant to and in accordance with the provisions of the Servicing Advance Financing Agreements, and Seller covenants and agrees to comply with the provisions of such Servicing Advance Financing Agreements with respect to such Servicing Advance Receivables.

3.2 Servicing Advance Receivables Purchase Price. In consideration of the sale, assignment, transfer and conveyance to Purchaser of the Servicing Advance Receivables and related Transferred Receivables Assets, on the terms and subject to the conditions set forth in this Sale Supplement, Purchaser shall, on each related Servicing Advance Payment Date, pay and deliver to Seller, in immediately available funds, a purchase price equal to the Servicing Advance Receivables Purchase Price for such Servicing Advance Receivables sold on such date; provided that Seller shall have complied with the terms of Section 3.1 and Section 3.3 with respect to the related Servicing Advance Receivable. Subject to the proviso of the immediately preceding sentence, to the extent any P&I Advances are required to be made under the terms of the Deferred Servicing Agreements, as determined by Seller and set forth in the applicable Monthly Remittance Report, Purchaser shall, on the date the related P&I Advance is required to be made under the related Deferred Servicing Agreement, deposit the Servicing Advance Receivable Purchase Price for such P&I Advances into either the applicable Custodial Account or other applicable account held by the related trustee, master servicer, securities administrator, or trust administrator, as the case may be, in accordance with the requirements of the related Deferred Servicing Agreement (which may be done directly by Purchaser or though an account established in connection with the Servicing Advance Facility Agreements) in consideration for such P&I Advance.

3.3 Servicing Advances. Seller covenants and agrees that each Servicer Advance made by Seller under the Servicing Agreements prior to the related Servicing Transfer Date shall (a) be required to be made pursuant to the terms of the related Deferred Servicing Agreement and comply with the terms of such Deferred Servicing Agreement and Applicable Law, (b) comply with Seller’s advance policies and stop advance policies and procedures and not constitute a nonrecoverable Servicer Advance as of the date Seller made such Servicer Advance and (c) be supported by customary backup documentation. Seller agrees to provide prompt notice to Purchaser of any Servicer Advance made by Seller under the Deferred Servicing Agreements and deliver to Purchaser such customary backup documentation relating to any Servicer Advance promptly upon request by Purchaser. In the event Seller cannot provide, or cause to be provided to Purchaser any customary backup documentation, and Purchaser is unable to be reimbursed for such Servicer Advance solely as a result of such failure, Seller shall reimburse Purchaser for the amount of such unreimbursed Servicer Advances within five (5) Business Days of Purchaser’s written request, to the extent Purchaser paid Seller for such amounts.

3.4 Reimbursement of Servicing Advances. Seller shall, to the extent permitted under any Deferred Servicing Agreement cause the reimbursement of any Servicer Advances under the Deferred Servicing Agreements to be made directly into Purchaser’s account in accordance with Purchaser’s written directions. In any case, Seller shall within one (1) Business Day of the receipt thereof, remit to Purchaser any amounts that are received by Seller under any Deferred Servicing Agreement after the Closing Date as reimbursement of any Servicer Advance. Any such amounts shall be remitted in accordance with Purchaser’s written directions.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller makes the following representations and warranties to Purchaser as of (a) each of the Closing Date and each Sale Date or (b) as of such other dates specified below:

4.1 General Representations. Each of the representations and warranties set forth in Article 3 of the Agreement are true and correct.

4.2 Title to Transferred Assets. From and including the Closing Date until such Servicing Rights Assets are transferred to Purchaser under Section 2.2, Seller shall be the sole holder and owner of the Servicing Rights Assets and shall have good and marketable title to the Servicing Rights Assets, free and clear of any Liens. Upon the sale of such Servicing Rights Assets pursuant to Section 2.2, Seller will transfer to Purchaser good and marketable title to the Servicing Rights Assets free and clear of any Liens. Seller is the sole holder and owner of the Rights to MSRs and the sale and delivery to Purchaser of the Rights to MSRs pursuant to the provisions of this Sale Supplement will transfer to Purchaser good and marketable title to the Rights to MSRs free and clear of any Liens.

4.3 Right to Receive Servicing Fees. Seller is entitled to receive Servicing Fees, Ancillary Income and Prepayment Interest Excess as servicer under each Servicing Agreement, and the New York Uniform Commercial Code permits the Seller to transfer the Rights to MSRs to Purchaser under the Agreement and this Sales Supplement without violation of any applicable Servicing Agreement.

4.4 Servicing Agreements and Underlying Documents. Schedule I hereto contains a list of all Servicing Agreements (other than the Underlying Documents) related to the Servicing Rights that are subject to this Sale Supplement and Schedule II hereto contains a list of all Underlying Documents related to such Servicing Agreement, in each case with all amendments and modifications thereto, or supplements thereto with respect to such Servicing Rights.

4.5 Mortgage Pool Information, Related Matters.

(a) Seller has delivered to Purchaser one or more summary schedules which set forth information with respect to each Mortgage Pool relating to the Servicing Rights (the “Summary Schedules”). Seller acknowledges that Purchaser has relied on such Summary Schedules to determine the Purchase Price it was willing to pay for the Transferred Assets.

(b) The Summary Schedules, the Mortgage Loan Schedule and the Database are true, accurate and complete in all material respects as of the related Cut-off Date or such other date specified thereon.

(c) The Mortgage Loan Schedule indicates, by code reference, which of the Mortgage Loans have been converted into REO Properties as of the Cut-off Date.

4.6 Enforceability of Servicing Agreements.

(a) Seller has delivered to Purchaser, on or prior to the related Closing Date, true and complete copies of all Servicing Agreements listed on Schedule I hereto and all amendment thereto and all Underlying Documents listed on Schedule II hereto and all amendments thereto. There are no other written or oral agreements binding upon Seller or Purchaser that modify, supplement or amend any such Servicing Agreement or Underlying Document.

(b) Seller has not received written notice of any pending or threatened cancellation or partial termination of any Servicing Agreement or Underlying Document or any written notice of any pending or threatened termination of Seller as servicer of any of the Mortgage Loans.

(c) On and prior to the related Servicing Transfer Date, each Servicing Agreement and each of the Underlying Documents is or was a valid and binding obligation of Seller, is or was in full force and effect and enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors rights generally and general principles of equity (regardless of whether considered in a proceeding of law or in equity).

4.7 Compliance With Servicing Agreements.

(a) Seller has serviced the Mortgage Loans subject to the Servicing Agreements and has kept and maintained complete and accurate books and records in connection therewith, all in accordance with Applicable Requirements, has made all remittances required to be made by it under each Servicing Agreement and is otherwise in compliance in all material respects with all Servicing Agreements and the Applicable Requirements.

(b) (i) No early amortization event, servicer default, servicer termination event, event of default or other default or breach has occurred under any Servicing Agreement or any Underlying Document (except with respect to the delinquency or loss performance triggers identified in the Summary Schedules), and (ii) no event has occurred, which with the passage of time or the giving of notice or both would: (A) constitute a material default or breach by Seller under any Servicing Agreement, Underlying Document or under any Applicable Requirement; (B) permit termination, modification or amendment of any such Servicing Agreement or Underlying Document by a third party without the consent of Seller; (C) enable any third party to demand that either Seller or Purchaser either incur any repurchase obligations pursuant to a Servicing Agreement or an Underlying Document or provide indemnification for any amount of losses relating to a breach of a loan representation or warranty; (D) impose on Seller or Purchaser sanctions or penalties in respect of any Servicing Agreement or Underlying Document; or (E) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement or Underlying Document which would result in a material breach or trigger a default of any obligation of Seller under any Servicing Agreement or Underlying Document.

(c) There are no agreements currently in place with any subservicers to perform any of Seller’s duties under the Servicing Agreements.

(d) Each report and officer’s certification prepared by Seller as servicer pursuant to a Servicing Agreement is true and correct in all material respects. Seller has previously made available to Purchaser a correct and complete description of the policies and procedures used by Seller in connection with servicing the Mortgage Loans related to the Servicing Agreements.

(e) In the preceding twelve (12) month period, no Governmental Authority, Investor, Insurer, rating agency, trustee, master servicer or any other party to a Servicing Agreement has provided written notice to Seller claiming or stating that Seller has violated, breached or not complied with any Applicable Requirements in connection with the servicing of the related Mortgage Loans which has not been resolved by Seller.

(f) All Custodial Accounts and Escrow Accounts have been established and continuously maintained in accordance with Applicable Requirements. All Custodial Account and Escrow Account balances required by the Mortgage Loans and paid for the account of the Mortgagors under the related Mortgage Loans have been credited properly to the appropriate account and have been retained in and disbursed from the appropriate account in accordance with Applicable Requirements.

4.8 No Recourse. None of the Servicing Agreements or other contracts to be assumed by Purchaser hereunder provide for Recourse to Seller.

4.9 The Mortgage Loans.

(a) Each of the Mortgage Loans and REO Properties related to each Servicing Agreement has been serviced in accordance with Applicable Requirements in all material respects.

(b) Except as disclosed on the Mortgage Loan Schedule, in the related Database and in the related Loan File and consistent with the requirements of the related Servicing Agreement, Seller has not waived any default, breach, violation or event of acceleration under any Mortgage Loan, except to the extent that any such waiver is permitted under the related Servicing Agreement and reflected in the Mortgage Loan Schedule, the related Database and the related Loan File and the disclosure relating to such waiver is reflected consistently in all material respects among the related Mortgage Loan Schedule, the related Database and the related Loan File. The Mortgage related to each Mortgage Loan related to the Servicing Agreements has not been satisfied, cancelled or subordinated, in whole or in part, and except as permitted under the related Servicing Agreement, the related Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, or subordination.

(c) There is in force with respect to each Mortgaged Property and REO Property related to a Servicing Agreement a hazard insurance policy (including any policy in effect under a forced place insurance policy) and, if applicable, a flood insurance policy that provides, at a minimum, for the coverage as required by the applicable Servicing Agreement. Seller and any prior servicer or subservicer under the Servicing Agreements has taken all necessary steps to maintain any hazard insurance policy, flood insurance policy, primary mortgage insurance policy, and title insurance policy as required under the Servicing Agreements.

(d) Seller is not aware of any repurchase requests or demands being made or threatened to be made with respect to any Mortgage Loans related to the Servicing Agreements in excess of $10 million with respect to any Servicing Agreement.

(e) Except as disclosed in the related Database, Seller has not received notice from any Mortgagor with respect to the Mortgage Loans related to the Servicing Agreements of a request for relief pursuant to or invoking any of the provisions of the Servicemembers Civil Relief Act or any similar law which would have the effect of suspending or reducing the Mortgagor’s payment obligations under a Mortgage Loan or which would prevent such loan from going into foreclosure.

(f) With respect to each adjustable rate Mortgage Loan, Seller and each prior servicer has complied in all material respects with all Applicable Requirements regarding interest rate and payment adjustments.

(g) Each first lien Mortgage Loan is covered by a valid and freely assignable, life of loan, tax service contract, and flood tracking services contract, in full force and effect. All flood zone determination information provided to Purchaser is true and correct in all material respects.

(h) There are no actions, claims, litigation or governmental investigations pending or, to the knowledge of Seller, threatened, against Seller, or with respect to any Servicing Agreement or any Mortgage Loan, which relate to or affect Seller’s rights with respect to the Servicing Rights or Seller’s right to sell, assign and transfer the Servicing Rights or the Rights to MSRs or to receive any Servicing Fee, which could reasonably be expected to have a Material Adverse Effect individually or in the aggregate.

(i) Payments received by Seller with respect to any Mortgage Loans related to the Servicing Agreements have been remitted and properly accounted for as required by Applicable Requirements in all material respects. All funds received by Seller in connection with the satisfaction of Mortgage Loans, including foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate Custodial Account or Escrow Account and all such funds have been applied to pay accrued interest on the Mortgage Loans, to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by Applicable Requirements or are on deposit in the appropriate Custodial Account or Escrow Account.

(j) Seller is not aware of any Person that has issued any notice or written intention to exercise the optional call or optional redemption provisions under any of the related Servicing Agreements.

(k) No fraudulent action has taken place on the part of Seller in connection with its servicing of any Mortgage Loan related to the Servicing Agreement.

(l) Except with respect to partial releases, actions required by a divorce decree, assumptions, or as otherwise permitted under Applicable Requirements and documented in the Loan File and the Database, (i) the terms of each Mortgage Note and Mortgage have not been modified by Seller or any prior servicer, (ii) no party thereto has been released in whole or in part by Seller or any prior servicer and (iii) no part of the Mortgaged Property has been released by Seller or any prior servicer.

4.10 Servicing Advance Receivables.

(a) From and including the Closing Date until such Servicing Advance Receivable is transferred to Purchaser under Section 3.1, Seller is the sole holder and owner of each Servicing Advance Receivable and has good and marketable title to such Servicing Advance Receivable. Seller has not previously assigned, transferred or encumbered the Servicing Advance Receivables other than pursuant to the Agreement, this Sale Supplement and the Servicing Advance Financing Agreements. The sale and delivery to Purchaser of the Servicing Advance Receivables pursuant to the provisions of this Sale Supplement will transfer to Purchaser good and marketable title to the Servicing Advance Receivables free and clear of any Liens (other than the Liens created pursuant to the Servicing Advance Financing Agreements).

(b) Each Servicing Advance Receivable transferred to Purchaser under Section 3.1, is at the time of such transfer a valid and existing account owing to Seller and is carried on the books of Seller at or less than the amount actually advanced or accrued net of any charge-offs or other adjustments by Seller. Seller has not received any notice from a master servicer, securities administrator, trustee, Insurer, Investor or any other Person, which disputes or denies a claim by Seller for reimbursement in connection with any such Servicing Advance Receivable. Each Servicer Advance made by Seller (and each trailing invoice received by Purchaser on or after the related Servicing Transfer Date for services rendered prior to such Servicing Transfer Date) that is reimbursed or paid by Purchaser to Seller or a third party service provider is fully reimbursable to Purchaser as a Servicer Advance under the terms of the related Servicing Agreement.

(c) Each Servicer Advance made by Seller was made in accordance with Applicable Requirements and Seller’s advance policies and stop advance policies and procedures in all material respects, and is not subject to any set-off or claim that could be asserted against Purchaser. No Servicer Advance made by Seller or any prior servicer under a Servicing Agreement and not reimbursed or paid to Seller prior to the related Sale Date is a Non-Qualified Servicer Advance. Seller has not received any written notice from any Person in which such Person disputes or denies a claim by Seller for reimbursement in connection with a specifically identified Servicer Advance.

4.11 Servicing Agreement Consents and Other Third Party Approvals. None of the execution, delivery and performance of the Agreement and this Sale Supplement by Seller, the transfers of Servicing Rights under Section 2.2, the transfer of Rights to MSRs under Section 2.1, the transfers of Servicing Advance Receivables under Section 3.1 and the other transactions contemplated hereby require any consent, approval, waiver, authorization, penalties, notice or filing to be obtained by Seller or Purchaser from, or to be given by Seller or Purchaser to, or made by Seller or Purchaser with, any Person, except for, with respect to the Servicing Rights Assets, the Third Party Consents.

4.12 Servicing Advance Financing Agreements.

(a) All of the Servicing Agreements are “Facility Eligible Servicing Agreements,” and each Servicer Advance to be owned by an Advance SPE is a “Facility Eligible Receivable,” each as defined under the Servicing Advance Financing Agreements.

(b) All of the representations and warranties of Seller in the Servicing Advance Financing Agreements are true and correct, and no early amortization event, default, event of default or similar event has occurred under the Servicing Advance Financing Agreements.

(c) Each of Seller and its Affiliates have complied in all material respects with the terms of the existing Servicing Advance Financing Agreements.

4.13 Anti-Money Laundering Laws. Seller has complied with all applicable anti-money laundering laws and regulations.

4.14 Servicer Ratings. Seller has a residential primary servicer rating for the servicing of subprime residential mortgage loans issued by S&P, Fitch or Moody’s at or above “Above Average,” “RPS3” and “SQ2-”, respectively.

4.15 Eligible Servicer. Seller meets the eligibility requirements of a servicer and a subservicer under the terms of each Servicing Agreement and Underlying Document.

4.16 HAMP. Seller has entered into a Commitment to Purchase Financial Instrument and Servicer Participation Agreement with Fannie Mae, as financial agent of the United States, which agreement is in full force and effect.

ARTICLE 5

CONDITIONS PRECEDENT

5.1 Conditions to the Purchase of the Rights to MSRs. Purchaser’s obligations to purchase the Rights to MSRs pursuant to Section 2.1 and the Servicing Rights pursuant to Section 2.2 and to pay the Purchase Price (and the Estimated Purchase Price) pursuant to Section 2.3 and Section 2.6 are subject to the satisfaction or Purchaser’s waiver of each of the conditions set forth in Section 6.1 and Section 6.3 of the Agreement (except the requirement to deliver the Third Party Consents necessary to transfer the Servicing Rights pursuant to Section 2.2) with respect to each of the Servicing Agreements and each of the Servicing Rights, as applicable, on the Closing Date and the satisfaction of each of the following conditions:

(a) Seller shall have obtained all consents or approvals required to be obtained to consummate the transfers of the Rights to MSRs to Purchaser pursuant to Section 2.1;

(b) The Servicing Advance Facility Agreements shall have been executed and delivered by each of the parties thereto and all of the conditions precedent to the effectiveness of the Servicing Advance Facility Agreements set forth therein have been satisfied;

(c) Home Loan Servicing Solutions, Ltd. shall have completed a successful initial public offering and contributed proceeds therefrom to Purchaser in an amount sufficient to pay the Purchase Price on the Closing Date;

(d) The Subservicing Agreement and the Subservicing Supplement shall have been executed and delivered by each of the parties thereto and all of the conditions precedent to the effectiveness of the Subservicing Agreement and the Subservicing Supplement set forth therein have been satisfied.

ARTICLE 6

SERVICING MATTERS

6.1 Seller as Servicer. Except as expressly set forth in this Sale Supplement, Seller shall perform all its the duties and obligations of under each Servicing Agreement until the related Servicing Transfer Date and shall at all times until the related Servicing Transfer Date meet any standards and fulfill any requirements applicable to Seller under each Servicing Agreement.

6.2 Servicing. Except as otherwise specifically provided in this Sale Supplement, Seller covenants and agrees to service and administer each Mortgage Loan related to a Servicing Agreement from and after the Closing Date until the related Servicing Transfer Date in accordance with Applicable Law, the terms of the related Mortgage Loan Documents and any applicable private mortgage insurance or pool insurance, the standards, requirements, guidelines, procedures, restrictions and provisions of the related Servicing Agreement and Underlying Documents governing the duties of Seller thereunder, this Sale Supplement and any other Applicable Requirements. Without limiting the foregoing, Seller covenants and agrees that it shall perform its obligations pursuant to this Sale Supplement in a manner that will not cause the termination of Seller as servicer under any Deferred Servicing Agreement, including any termination based on Seller’s management of delinquency or loss performance with respect to Mortgage Loans related to such Deferred Servicing Agreement. The parties acknowledge and agree that any termination of Seller as servicer with respect to a Servicing Agreement pursuant to a delinquency or loss performance trigger or for any other reason, other than as a result of a failure by Purchaser to purchase Servicing Advance Receivables pursuant to Section 3.1, shall be deemed to be the result of a breach by Seller of its obligations under this Sale Supplement and the Agreement. In the event of a conflict between a Servicing Agreement and this Article 6, the Servicing Agreement shall control.

6.3 Collections from Obligors and Remittances. Seller shall direct the obligors on the Deferred Mortgage Loans to remit payment on the Deferred Mortgage Loans to the Clearing Account (as defined in the Servicing Agreement) and shall within one (1) Business Day of receipt promptly deposit any amounts Seller receives with respect to the Deferred Mortgage Loans in the Clearing Account. Seller shall promptly remit all amounts received by Seller with respect to the Mortgage Loans to the applicable Custodial Account or Escrow Account, but no later than the earlier of two (2) Business Days after receipt thereof or the date required pursuant to the applicable Deferred Servicing Agreement; provided, that Seller shall, subject to the terms of the related Servicing Agreement, remit any such amounts that constitute recovery of a Servicer Advance to the applicable account, if any, specified by Purchaser pursuant to Section 3.4 within one (1) Business Day of receipt thereof; provided, further, that Seller shall, subject to the terms of the related Servicing Agreement, remit any such amounts that constitute Servicing Fee to the applicable account, if any, specified by Purchaser pursuant to Section 2.5 within one (1) Business Day of receipt thereof. Seller shall also making any compensating interest payments or prepayment interest shortfall payments required to be made by Seller with respect to the Mortgage Loans under the Deferred Servicing Agreements, and shall remit any such payments to the applicable Custodial Account no less than one (1) Business Day prior to the applicable remittance date for such Servicing Agreement.

6.4 Servicing Practices. Seller shall not make any material change to its servicing practices with respect to the Deferred Mortgage Loans after the date hereof, including, any material changes to its cash collection and sweep processes or its advance policies or stop advance policies, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Purchaser shall have the right to direct Seller to implement reasonable changes to Seller’s servicing practices applicable with respect to all or a portion of the Mortgage Loans, including any changes necessary to ensure compliance with any Applicable Laws or governmental programs or directions received pursuant to the applicable Servicing Agreements.

6.5 Servicing Reports. Seller shall simultaneously deliver a copy of any reports delivered by Seller to any Person pursuant to the Deferred Servicing Agreements to Purchaser.

6.6 Escrow Accounts. Subject to the terms of the related Deferred Servicing Agreement, Seller shall be entitled to withdraw funds from any Escrow Account related to a Deferred Servicing Agreement only for the purposes permitted in the applicable Servicing Agreement.

6.7 Notices and Financial Information. Until the last Servicing Transfer Date, Seller will furnish, or will cause to be furnished, to Purchaser:

(a) within two (2) Business Days after the occurrence of a breach by Seller of the Agreement or this Sale Supplement or any Termination Event or other event that would give Purchaser the right to direct Seller to transfer the Servicing Rights with respect to any Deferred Servicing Agreement, notice of such event;

(b) any information required to be delivered by Seller pursuant to Section 5.10 of the Subservicing Agreement, which information shall be delivered at such times as specified in Section 5.10 of the Subservicing Agreement, provided that any reference to a “Subject Servicing Agreement” in Section 5.10 of the Subservicing Agreement shall be deemed to be a reference to a “Deferred Servicing Agreement,” for the purposes of this Section 6.7; and

(c) such other information regarding the condition or operations, financial or otherwise, of Seller or any of its subsidiaries as Purchaser may from time to time reasonably request.

6.8 Defaults under Deferred Servicing Agreements. Seller covenants and agrees to use its reasonable best efforts to cure any breach, default or notice of default with respect to its obligations under any Deferred Servicing Agreement within the timeframe for cure set forth in such Deferred Servicing Agreement.

6.9 Continuity of Business. (a) Seller will maintain a disaster recovery plan in support of the services it performs pursuant to this Sale Supplement and each Deferred Servicing Agreement. Seller’s disaster recovery plan shall include, at a minimum, procedures for back-

up/restoration of operating and loan administration computer systems; procedures and third-party agreements for replacement equipment (e.g. computer equipment), and procedures and third-party agreements for off-site production facilities. Seller will provide Purchaser information regarding its disaster recovery plan upon Purchaser’s reasonable request. Seller agrees to annually test its disaster recovery plan to ensure compliance with this Section 6.9. If such test results identify a material failure, Seller shall advise Purchaser of the steps Seller will be taking to remedy such failure and shall notify Purchaser when Seller has remedied such failure and retested. Seller will notify Purchaser anytime Seller’s disaster recovery plan is activated. In the event of an activation of the disaster recovery plan, Seller shall use best efforts to provide redundancy capabilities for a majority of the critical systems within 48 hours in at least one of Seller’s other servicing facilities unaffected by the disaster to ensure servicing of the Mortgage Loans will be re-established within such 48 hours.

6.10 Optional Termination or Clean Up Calls. Seller may exercise its rights under any optional termination or clean up call provision pursuant to a Deferred Servicing Agreement prior to the related Servicing Transfer Date; provided that simultaneously or prior to such exercise, (i) Seller or its designee agrees to purchase, and purchases, the Mortgage Loans that are subject to such Deferred Servicing Agreement at a purchase price that is at least equal to the applicable purchase price pursuant to such Deferred Servicing Agreement, (ii) all unreimbursed Servicer Advances and other amounts owed to Purchaser with respect to such Deferred Servicing Agreement under the Sale Supplement or otherwise are paid to Purchaser, (iii) Seller shall have paid to Purchaser a redemption fee with respect to such Deferred Servicing Agreement equal to the Book Value of the Rights to MSRs related to such Deferred Servicing Agreement on Purchaser’s financial statements as of the date of such optional termination or clean up call and (iv) Seller shall provide at least ten (10) Business Days prior written notice to Purchaser of such exercise.

6.11 Amendments to Deferred Servicing Agreements; Transfer of Servicing Rights. Seller hereby covenants and agrees not to amend the Servicing Agreements without Purchaser’s prior written consent. Seller shall not sell or otherwise voluntarily transfer servicing under any of the Deferred Servicing Agreement during the Consent Period except as expressly provided in this Sale Supplement or take any other actions inconsistent with Purchaser’s right to acquire ownership of Servicing Rights with respect to a Servicing Agreement upon receipt of the required Third Party Consents.

6.12 Assumption of Servicing Duties; Transfer of Rights to MSRs and Servicing Rights. Purchaser may from time to time designate any of Seller’s servicing obligations under a Deferred Servicing Agreement and assume the performance of such obligations so long as such assumption is permitted pursuant to such Deferred Servicing Agreement and does not limit Seller’s right to receive the Servicing Fees pursuant to such Deferred Servicing Agreement. Notwithstanding anything in the Agreement or this Sale Supplement to the contrary, Purchaser may transfer the Rights to MSRs to any third party and/or may direct Seller to transfer the Servicing Rights to a third party that can obtain the required Third Party Consents, subject to the right of the Seller to receive the Seller Monthly Servicing Fee, the Performance Fee, the Ancillary Income and, if applicable, the Prepayment Interest Excess owed to Seller with respect to such Deferred Servicing Agreement pursuant to Article 7. For the avoidance of doubt, Purchaser shall be entitled to receive all proceeds of such transfer.

6.13 Termination Event. In the case that any Termination Event occurs with respect to any Servicing Agreement during the Consent Period, Seller shall, upon Purchaser’s written direction to such effect, use commercially reasonable efforts to transfer the Servicing Rights relating to any affected Servicing Agreement to a third party servicer identified by Purchaser with respect to which all required Third Party Consents with respect to such Servicing Agreement can be obtained. Purchaser shall be entitled to receive all proceeds of such transfer.

6.14 Servicing Transfer. Seller and Purchaser shall, prior to the Servicing Transfer Date with respect to each Servicing Agreement, work in good faith to determine and agree upon applicable servicing transfer procedures with respect to such Servicing Agreement.

6.15 Incorporation of Provisions from Subservicing Agreement. The provisions of each of Sections 5.3, 5.4, 5.5, 5.6, 5.7, 5.8 (excluding the first sentence thereof), 5.17 and 5.18, and Exhibit A of the Subservicing Agreement are hereby incorporated into this Sale Supplement by reference, mutatis mutandis, as if its provisions were fully set forth herein; provided that any reference therein to the defined terms “Ocwen,” “Servicer,” “Mortgage Loan,” “Subject Servicing Agreement” and “Agreement,” shall be deemed for purposes of this Sale Supplement to be references to the terms “Seller,” “Purchaser,” “Deferred Mortgage Loan,” “Deferred Servicing Agreement” and “Sale Supplement,” respectively and any reference therein to the phrase “during the term of this Agreement” shall be deemed for purposes of this Sale Supplement to be references to the phrase “until the last Servicing Transfer Date.”

ARTICLE 7

SELLER SERVICING FEES; COSTS AND EXPENSES

7.1 Seller Monthly Servicing Fee. As consideration for Seller servicing the Mortgage Loans pursuant to the Deferred Servicing Agreements during the applicable Consent Period but prior to the earlier of the date on which the Servicing Rights are transferred from Seller with respect to a Deferred Servicing Agreement or Servicing Fee Reset Date, Purchaser shall pay to Seller a monthly base servicing fee for each calendar month during such period during which Seller is servicing Mortgage Loans with respect to Deferred Servicing Agreements pursuant to this Sale Supplement equal to 12% of the aggregate Servicing Fees actually received by Purchaser under this Sale Supplement during such calendar month with respect the Deferred Servicing Agreements (the “Seller Monthly Servicing Fee”).

7.2 Performance Fee. In addition to the Seller Monthly Servicing Fee, Purchaser shall pay to Seller for each calendar month during which Purchaser is servicing Mortgage Loans with respect to Deferred Servicing Agreements pursuant to this Sale Supplement a performance fee (“Performance Fee”) equal to the greater of (a) zero and (b) (x) the excess, if any, of the aggregate of all Servicing Fees actually received by Purchaser with respect to the Deferred Servicing Agreements and pursuant to the Transferred Servicing Agreements (whether directly pursuant to such Transferred Servicing Agreements or pursuant to this Sale Supplement) during such calendar month over the sum of (i) the Monthly Servicing Fee for such calendar month and (ii) the Retained Servicing Fee for such calendar month multiplied by (y) a fraction, (i) the numerator of which is the average unpaid principal balance of all Mortgage Loans subject to the Deferred Servicing Agreements during such calendar month and (ii) the denominator of which is equal to the sum of the average unpaid principal balance of all Mortgage Loans subject to the Deferred Servicing Agreements during such calendar month and the average unpaid principal balance of all Mortgage Loans subject to the Transferred Servicing Agreements during such calendar month, or such other allocation percentage which is agreed by Seller and Purchaser (the “Allocation Percentage”). The Performance Fee, if any, for any calendar month will be reduced by an amount equal to (y) 6.50% per annum (i.e., 0.5417% per month) of the Excess Servicing Advances, if any, for such month multiplied by the Allocation Percentage. If the Closing Date does not occur on the first day of a calendar month, the Performance Fee for the period from the Closing Date to the last of the calendar month in which the Closing Date occurs shall be calculated in a pro rata manner based on the number of days in such period. Notwithstanding any provision in this Sale Supplement to the contrary, in the event Purchaser has failed to pay Seller any Seller Monthly Servicing Fee or Performance Fees that are past due after ten (10) Business Days of Purchaser receiving notice of such failure, Seller shall not be required to continue to act as subservicer until such time as Purchaser has fully paid such past due Seller Monthly Servicing Fee or Performance Fee; provided that Purchaser shall not have notified Seller that it disputes the occurrence or amount of such past due Seller Monthly Servicing Fee or Performance Fee.

7.3 Costs and Expenses. Except as otherwise expressly provided in the Agreement or this Sale Supplement, each party hereto shall be responsible for its own costs and expenses incurred in connection with the negotiation and execution of the Agreement, this Sale Supplement and all documents relating thereto. Seller shall be required to pay all expenses incurred by it in connection with its obligations hereunder to the extent such expenses do not constitute Servicer Advances and shall not be entitled to reimbursement therefor except as specifically provided for herein or in the applicable Deferred Servicing Agreement. Seller shall reimburse Purchaser for any reasonable out-of-pocket costs, including legal fees, incurred by Purchaser in connection with obtaining any required Third Party Consents; provided, however, that Purchaser shall not incur such costs without the prior written approval of Seller. Purchaser shall pay the conversion fee payable in connection with the amendment and restatement of the Servicer Advance Financing Agreements.

7.4 Ancillary Income. Seller shall be entitled to retain as additional compensation any Ancillary Income and any Prepayment Interest Excess received by Seller with respect to the Deferred Mortgage Loans, to the extent such Ancillary Income or Prepayment Interest Excess is permitted to be retained by Seller pursuant to the related Deferred Servicing Agreement.

7.5 Calculation and Payment. No later than the second Business Day following the receipt by Purchaser of the Monthly Servicing Oversight Report for a calendar month, Purchaser will remit to Seller in immediately available funds the Seller Monthly Servicing Fee and Performance Fees payable by Purchaser to Seller for the related calendar month, along with a report showing in reasonable detail the calculation of such Seller Monthly Servicing Fees and Performance Fees.

7.6 No Offset. Neither party shall have any right to offset against any amount payable hereunder or other agreement to the other party, or otherwise reduce any amount payable hereunder as a result of, any amount owing by the other party or any of its Affiliates to such party or any of its Affiliates.

7.7 Servicing Fee Reset Date. The servicing fees payable to Seller after the Servicing Fee Reset Date shall be subject to negotiation between Seller and Purchaser. If Seller and Purchaser are unable to agree to such servicing fee prior to the Servicing Fee Reset Date, Seller shall, upon Purchaser’s written direction to such effect, transfer the Servicing Rights relating to all of the Deferred Servicing Agreements to a third party servicer identified by Purchaser with respect to which all required Third Party Consents with respect to the Deferred Servicing Agreements can be obtained. Purchaser shall be entitled to receive all proceeds related to such transfer.

ARTICLE 8

INDEMNIFICATION

8.1 Seller Indemnification of Purchaser. Seller agrees to indemnify and hold harmless Purchaser and each officer, director, agent, employee or Affiliate of Purchaser (each, a “Seller Indemnified Party”) from and against any and all claims, losses, damages, liabilities, judgments, penalties, fines, forfeitures, legal fees and expenses, and any and all related costs and/or expenses of litigation, administrative and/or regulatory agency proceedings, and any other costs, fees and expenses (each, a “Liability”) suffered or incurred by Purchaser or any such other Person (whether or not resulting from a third party claim) arising directly or indirectly out of or resulting from (a) any event relating to Transferred Assets occurring prior to the related Servicing Transfer Date, (b) a breach of any of Seller’s representations and warranties contained in the Agreement, this Sale Supplement or any other Related Agreement or Seller’s failure to observe and perform any of Seller’s duties, obligations, covenants or agreements contained in the Agreement, this Sale Supplement or any other Related Agreement, (c) acts or omissions of Seller, any other servicer of any Mortgage Loans, or any subservicer, contractor or agent engaged by Seller or any other servicer, in each case prior to the related Servicing Transfer Date, relating to the Transferred Assets, including any failure by Seller, any other servicer or any subservicer, contractor or agent engaged by Seller or any other servicer prior to the related Servicing Transfer Date to comply with the Applicable Requirements, (d) the Excluded Liabilities or (e) any acts or omissions by Seller or its employees or agents in performance of its duties or obligations pursuant to this Sale Supplement.

8.2 Purchaser Indemnification of Seller. Purchaser agrees to indemnify and hold harmless Seller and each officer, director, agent, employee or Affiliate of Seller (each, a “Purchaser Indemnified Party”) from and against any and all Liability suffered or incurred by Seller or any such other Person arising out of or resulting from (a) a breach of any of Purchaser’s representations and warranties or covenants contained in the Agreement, the Sale Supplement or any other Related Agreement or (b) acts or omissions of Purchaser or any subservicer, contractor or agent (other than Seller or any of Seller’s Affiliates) engaged by Purchaser, in each case after the related Servicing Transfer Date, relating to the Transferred Assets.

8.3 Indemnification Procedures.

(a) As promptly as is reasonably practicable after becoming aware of a claim for indemnification under the Agreement or this Sale Supplement not involving a Third-Party Claim, but in any event no later than fifteen (15) Business Days after first becoming aware of such claim, the Indemnified Person shall give notice to the Indemnifying Person of such claim, which notice shall specify the facts alleged to constitute the basis for such claim and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby.

(b) The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any action, suit, claim or proceeding, by any unaffiliated third Person (a “Third-Party Claim”) in respect of which indemnity may be sought under the Agreement or this Sale Supplement (which notice shall specify in reasonable detail the nature and amount of such claim); provided, however, that the failure of the Indemnified Person to give such notice shall not relieve the Indemnifying Person of its obligations under this Section 8.3 except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense, (i) participate in the defense of any such Third-Party Claim, and (ii) upon notice to the Indemnified Person, at any time during the course of any such Third-Party Claim, assume the defense thereof with counsel of its own choice and, in the event of such assumption, shall have the exclusive right, subject to clause (i) in the proviso in Section 8.3(c), to settle or compromise such Third-Party Claim. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Third-Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(c) Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under clause (ii) of Section 8.3(b) or the Indemnifying Person, as the case may be), of any such Third-Party Claim shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (i) no obligation, restriction, loss or admission of guilt or wrongdoing shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent and (ii) the Indemnified Person will not compromise or settle any Third Party Claim without the prior written consent of the Indemnifying Person.

(d) Except as specifically provided for in the Agreement or this Sale Supplement, no claim may be made by an Indemnified Person for any special, indirect, punitive or consequential damages (“Special Damages”) in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of, or in any way related to the transactions contemplated, or relationship established, by this

Agreement or any Sale Supplement, or any act, omission or event occurring in connection herewith or therewith, and to the fullest extent permitted by law, each of Seller and Purchaser hereby waives, releases and agrees not to sue upon any such claim for Special Damages, whether or not accrued or whether or not known or suspected to exist in its favor.

8.4 Tax Treatment. (a) Seller and Purchaser agree that all payments made by any of them to or for the benefit of the other under this Article 8, under other indemnity provisions of the Agreement or this Sale Supplement and for any misrepresentations or breaches of warranties or covenants, shall be treated as adjustments to the Purchaser Price for tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Applicable Laws of a particular jurisdiction provide otherwise.

(b) Seller, Purchaser and each of their respective Affiliates agree that entering into this Sale Supplement shall be treated for all tax purposes as a sale of the Servicing Rights Assets and the Purchaser shall be treated as the beneficial owner of the Servicing Rights Assets for tax purposes as a result of entering into this Sale Supplement. The parties covenant and agree to take no position for Tax purposes contrary to the foregoing tax treatment, and to prevent any Affiliate from taking such a contrary position.

(c) All payments made pursuant to this Agreement shall be made free and clear and without deductions of any kind for taxes.

8.5 Survival. The parties’ obligations under this Article 8 shall survive any termination of the Agreement and/or this Sale Supplement.

8.6 Additional Indemnification. (a) Without limiting Seller’s obligations under Article 8 of this Sale Supplement, it is agreed by the parties that if Seller is terminated as servicer under any Deferred Servicing Agreement as a result of any action described in clauses (a) through (e) of Section 8.1 above, Seller shall also pay to Purchaser, as reasonable and just compensation for such termination, an amount equal to the product of (i) the Purchase Price for such Deferred Servicing Agreement and (ii) the Amortization Percentage for the calendar month in which Seller received notice of such termination, and Purchaser shall accept such sum as liquidated damages, and not as penalty, in the event of such a termination.

8.7 Specific Performance. Notwithstanding any other provision of the Agreement or this Sale Supplement, (i) it is understood and agreed that the remedy of indemnity payments pursuant to this Article 8 and other remedies at law would be inadequate in the case of any actual or threatened breach of the Agreement or this Sale Supplement by Seller and (ii) Purchaser shall be entitled, without limiting its other remedies and without the necessity of proving actual damages or posting any bond, to equitable relief, including the remedy of specific performance or injunction, with respect to any breach or threatened breach of such covenants. Such relief shall be in addition to, and not in lieu of, all other remedies available at law or in equity to such party under the Agreement and this Sale Supplement.

ARTICLE 9

GRANT OF SECURITY INTEREST

9.1 Granting Clause. To secure its performance of its obligations under the Agreement and this Sale Supplement, Seller hereby grants to Purchaser a security interest in all of its right, title and interest in an to the following, whether now owned or hereafter acquired, and all monies “securities,” “instruments,” “accounts,” “general intangibles,” “payment intangibles,” “payment intangibles,” “goods,” “letter of credit rights,” “chattel paper,” “financial assets,” “investment property,” (each as defined in the applicable UCC) and other property consisting of, arising from or relating to any of the following:

(a) the Servicing Rights in respect of all of the Mortgage Loans and REO Properties related to the Deferred Servicing Agreements, in each case together with all related security, collections and payments thereon and proceeds of the conversion, voluntary or involuntary of the foregoing;

(b) the Rights to MSRs with respect to each Servicing Agreement;

(c) all Servicing Fees, Ancillary Income and Prepayment Interest Excess received under the Deferred Servicing Agreements and subject to Section 6.10 of this Sale Supplement any rights to exercise any optional termination or clean-up call provisions under the Deferred Servicing Agreements;

(d) all income from amounts on deposit in Custodial Accounts and Related Escrow Accounts related to the Deferred Servicing Agreements;

(e) all files and records in Seller’s possession or control, including the related Database, relating to the assets specified in clauses (a) through (d);

(f) all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, rights of set-off, rights of recoupment, demands and any other rights or claims of any nature, whether arising by way of counterclaim or otherwise, available to or being pursued by Seller to the extent related exclusively to any of the foregoing and/or the Assumed Liabilities; and

(g) any proceeds of any of the foregoing (collectively, the “Collateral”).

This Sale Supplement shall constitute a security agreement under applicable law. Seller agrees that from time to time it shall promptly execute and deliver all additional instruments and documents and take all additional action that Purchaser may reasonably request in order to perfect the interests of Purchaser in, to and under, or to protect, the Collateral or to enable Purchaser to exercise or enforce any of its rights or remedies hereunder. To the fullest extent permitted by applicable law, Seller hereby authorizes Purchaser to file financing statements and amendments thereto in connection with the grant of a security interest pursuant to this Section 9.1. Seller covenants and agrees to take all necessary action to prevent the creation or imposition of any Lien upon any of the Collateral, and to maintain the Collateral free and clear of all Liens, other than the Lien securing the obligations of Seller arising under this Sale Supplement.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Without limiting Section 5.7 of the Agreement, each party hereto shall execute and deliver in a reasonable timeframe such reasonable and appropriate additional documents, instruments or agreements and take such reasonable actions as may be necessary or appropriate to effectuate the purposes of this Sale Supplement at the request of the other party. Without limiting the foregoing, the Seller agrees that it will promptly at Purchaser’s request execute and deliver an one or more assignment and assumption agreements, in form mutually agreed to by the parties, one or more equity interest assignments, in form mutually agreed to by the parties, or such other documents, instruments or agreements as Purchaser may reasonably request to evidence the transfers of Rights to MSRs pursuant to Section 2.1, Servicing Rights pursuant to Section 2.2 and Transferred Receivables Assets pursuant to Section 3.1.

10.2 Compliance with Applicable Laws; Licenses. Seller will comply with all Applicable Laws in connection with the performance of its obligations under the Agreement and this Sale Supplement. Seller shall maintain all necessary licenses and approvals in each jurisdiction where the failure to do so would materially and adversely affect the ability of Seller to perform its obligations under the Agreement and this Sale Supplement.

10.3 Merger, Consolidation, Etc.. Seller will keep in full effect its existence, rights and franchises as a limited liability company, and will obtain and preserve its qualification to do business as a foreign organization in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of the Agreement, this Sale Supplement, each Deferred Servicing Agreement or any of the Deferred Mortgage Loans, or to perform its duties under the Agreement or this Sale Supplement. Seller may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which Seller shall be a party or acquiring all or substantially all of the assets of Seller, or any Person succeeding to the business of Seller shall be the successor of Seller hereunder and under the Agreement, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that the successor or surviving Person shall be an institution whose deposits are insured by FDIC or a company whose business includes the servicing of mortgage loans and shall have a tangible net worth not less than $25,000,000.

10.4 Annual Officer’s Certificate. Not later than March 15th of each calendar year commencing in 2013, Seller shall deliver to Purchaser an Officer’s Certificate stating, as to each signatory thereof, that (i) a review of the activities of Seller during the preceding year and of performance under the Agreement and this Sale Supplement has been made under such officers’ supervision and (ii) to the best of such officer’s knowledge, based on such review, Seller has fulfilled all of its obligations under the Agreement and this Sale Supplement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officer and the nature and status thereof.

10.5 Accounting Treatment. Notwithstanding Section 8.14 of the Agreement, the parties acknowledge that until such time as the Third Party Consents with respect to a Servicing Agreement are obtained, the parties shall treat the transaction hereunder with respect to such Servicing Agreement as a financing for accounting purposes.

10.6 Incorporation. The provisions of Article 8 of the Agreement are hereby incorporated into this Sale Supplement by reference, mutatis mutandis, as if its provisions were fully set forth herein.

10.7 Third Party Beneficiaries. Seller and Purchaser each acknowledges and agrees that the indenture trustee, on behalf of the holders of related notes, with respect to any Servicing Advance Financing Agreements pursuant to which Purchaser has transferred Servicer Advances made pursuant to a Deferred Servicing Agreement is an express third party beneficiary of this Sale Supplement and the Agreement solely with respect to the Deferred Servicing Agreements related to such Servicing Advance Financing Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sale Supplement to be executed and delivered by its respective officer thereunto duly authorized as of the date above written.

OCWEN LOAN SERVICING, LLC

By:
Name: John Britti
Title: Authorized Signatory

HLSS HOLDINGS, LLC

By:	Home Loan Servicing Solutions, Ltd., its sole member

By:
Name: James Lauter
Title: CFO

EXHIBIT A

Form of Monthly Remittance Report

Ocwen Loan Servicing, LLC	xxx
Deal Name
Remittance Summary	[Month] [Year]

Particulars	Amount ($)
Scheduled Principal Payments	0.00
Curtailments	0.00
Interest on curtailment	0.00
Pool to Security	0.00
Payoff Principal	0.00
Neg Amt Prin	0.00
Deferred Principal Paid	0.00

Total Principal remitted	0.00

Gross Scheduled Interest	0.00
Less: Service fee amount	0.00
Less: LPMI Premium	0.00
Add: INT on STA Reinstatement	0.00
Add: INT on STA Paid-in-full	0.00
Less: STA PI Recoveries	0.00

Total Interest remitted	0.00

Less: Realized Loss	0.00
Less: Trailing expenses	0.00
Add: Trailing income	0.00
+/- Collection on released loans	0.00
Interest on curtailment	0.00
Add: Prepayment penalty	0.00
+/- Prior period PPP	0.00
Add: Collection on STA loans	0.00
Add: Non recoverable Credits	0.00
Less: Non recoverable advances	0.00
Less: Non Loan level expense	0.00
Less: Jr Lien Blanket Policy Fee	0.00
Less: Pre-approved legal expense	0.00
+/- Reconciliation adjustments	0.00
+ / - Arrearage remittance
Add: Principal Arrearage	0.00
Add: Interest Arrearage	0.00
+ / - : Modification Forgiveness of Debt
Principal Forgiveness	0.00
Interest Forgiveness	0.00
Expense Forgiveness	0.00
Scheduling Difference	0.00
Deffered Principal Loss	0.00
SAM waived balance loss	0.00
Investor Incentives	0.00
Less: Compensating Interest adjustment	0.00

Total Remittance	0.00

Beg Sch Balance	0.00
Ending Principal Balance	0.00
Beg Actual Balance	0.00
Ending Actual Principal Balance	0.00
Beg Deferred Principal Balance	0.00
Ending Deferred Principal Balance	0.00
Beg Loan count	0.00
Payoffs	0.00
End Loan count	0.00
Principal Roll Test	0.00
Loan Count Test	0.00
Non Supporting Compensating Interest	0.00
Wire of sub—Investor	0.00

Grand Total for PI Wire	0.00

SCHEDULE I

SERVICING AGREEMENTS

Investor Number	Short Form Deal Name
2621	ACE 2007-HE4
2605	ACE 2007-HE1
2477	NCHELT 2005-B
2551	ACE 2006-HE3
2617	CMLTI 2007-AMC2
2598	Soundview 2006-EQ2
2591	Soundview 2006-NLC1
2468	ACE 2005 HE-6
2582	ACE 2006-ASAP5
2619	ACE 2007-WM2
2602	NHELI 2007-HE2
2612	ACE 2007-ASAP1
2613	ACE 2007-HE2
2574	Nomura NHELI 2006-HE3
2595	ACE 2006-ASAP6
2537	ACE 2006-HE2
2580	ACE 2006-HE4
2631	FNLC 2007-1
2385	ACE 2004-HE4
2615	RMAC 2007-1
2485	AEGIS 2005-5
2630	RMAC 2007-2
2412	ACE 2005-HE2
2522	GSAMP 2006-S2
2540	SASCO 2006-S2
2552	RMAC 2006-2
2439	ACE 2005- HE3
2599	RMAC 2006-4
2538	Nomura NHELI 2006-HE2
2498	GSAMP 2005-HE6
2494	CMLTI 2005 HE-4
2393	MASTR 2005 - NC1
2434	MASTR 2005-WMC1
2496	MASTR 2005-NC2
2492	Meritage MLT 2005-3
2535	GSAMP 2006 S3
2581	Renaissance 2006-3

2575	GSAMP 2006-S5
2483	ACE 2005 ASAP1
2589	GSAMP 2006-S6
2557	SAIL 2006-4
2382	Equifirst 2004-3
2516	NHEL - 2006 HE1
2592	NAAC 2006-S5
2521	Renaissance 2006-1
2497	GSAMP 2005-AHL2
2409	Renaissance 2005-1
2510	MASTR 2006-AM1
2603	NAAC 2007-S1
2600	GSAA 2006-S1
2375	SAIL 2004-9
2364	SAIL 2004-8
2523	BASIC 2006-1
2570	NAAC 2006-S2
2571	NAAC 2006-S3
2311	Deutsche Bank ACE 2003-HE1
2579	NAAC 2006-S4
2304	ACE Sec. Corp Home Equity Loan Tst 2003-NC1
2331	ACE 2004-HS1
2280	MABS 2003-NC1
2363	SASCO 2004 SC1
2161	MSDW 2001-NC4
2196	MSDW 2002-HE1
2765	FIRST FRANKLIN 2003-FFH2
2390	Renaissance 2004-4
2139	Morgan Stanley Dean Witter 2001-NC2
2013	1998-NC6 Salomon
2014	1998-NC7 Salomon
2323	TMTS 2003-8HE
2154	CSFB ABS Trust Series 2001-HE22
455	CSFB Asset-Backed Sec 2001-HE1
2237	MSDW 2003-NC1
2119	2001-NC1 Salomon
2203	CDC Mortgage Capital Trust 2002-HE2
2228	MSDW 2002-NC6
2011	1998-NC3 Salomon
2144	ARC 2001 BC-6
2159	CSFB ABS Trust Series 2001-HE30
2178	Aames Mortgage Trust 2002-1
2422	ABFS 2000-1

2427	ABFS 2001-2
2212	MSDW 2002-NC3
2297	SASCO 2003 BC3
2197	ACE Securities HELT 2002-HE1
2742	FIRST FRANKLIN 2003-FFH1
3586	MSABS 2003-HE1
3613	GSAMP TRUST 2004-HE1
3615	FFMLT 2004-FF3
3616	GSAA TRUST 2004-3
3623	GSAMP TRUST 2004-HE2
3660	GSAMP TRUST 2005-HE2
3661	SASCO 2005-RMS1
3670	SAIL 2005-6
3674	GSAMP TRUST 2005-HE4
3686	SAIL 2005-10
3689	HASCO 2005-I1
3690	NEW CENTURY HE 2005-C
3693	NEW CENTURY HE 2005-D
3696	SASCO 2006-OW1
3697	MSABS 2006-WMC1
3700	MSAC 2006-HE1
3706	SAIL 2006-2
3718	HEAT 2006-5
3721	SAIL 2006-BNC3
3723	SASCO 2006-BC2
3724	SASCO 2006-W1
3726	SASCO 2006-BC3
3734	SASCO 2007-BC1
3735	BNC MLT 2007-1
3736	BNC MLT 2007-2
3738	SASCO 2007-BC3
3739	BNC MLT 2007-3
3741	BNC MLT 2007-4
3742	SASCO 2007-BC4
2182	ARC 2002 BC-2
2278	SAIL Loan Trust, Series 2003-BC6 S/S
2192	ARC 2002 BC-4
2225	MAST 2002-NC1
2281	First Franklin Mtg Loan Trust, Series 2003-FF3
2242	New Century 2003-2
2766	FIRST FRANKLIN 2003-FF5
2279	SAIL Loan Trust, Series 2003-BC7 S/S
2292	CDC Mortgage Capital Trust 2003-HE3

2264	ABSC 2003-HE3
2270	ACE 2003-TC1
2388	SAIL 2004-11
3611	SAIL 2004-3
3621	SAIL 2004-6
3740	SASCO 2007-BNC1
2500	Renaissance 2005-4
2761	SAST 2007-2
2471	Renaissance 2005-3
3672	SAIL 2005-7
2647	CSMC 2007-NC1 OSI
2679	DSLA 2007-AR1
2626	SASCO 2007-OSI
2686	HBVM 2007-7
2587	Aegis 2006-1
2467	Aegis 2005-4
2677	DSLA 2005-AR6
2338	Renaissance 2004-1
2676	DSLA 2005-AR5
2435	Aegis 2005-2
2771	ABFC 2004-HE1
2779	BSABS 2003-AC1
2780	CMLTI 2005-HE1
2781	CMLTI 2005-HE3
2784	EQUIFIRST 2008-1
2791	MABS 2004-WMC1
2793	MARM 2007-HF2
2795	MASTR 2004-HE1
2806	MERITAGE 2004-1
2807	MLMI 2003-WMC1
2808	MLMI 2003-WMC3
2838	MSABS 2005-NC2
2852	MSM 2004-6AR
2853	MSM 2005-8SL
2854	MSM 2006-4SL
2856	PFCA 2003-GP1
2882	SABR MLT 2008-1
2889	SAIL 2005-9
2896	SAIL 2006-BNC1
2898	SASCO 2006-BC1
2900	SASCO 2006-BC3
2904	SASCO 2007-BC4
2906	SG 2007-NC1

2909	TERWIN MORTGAGE TRUST 2004-EQR1
2912	HOMEQ FNMA MBS
2913	HOMEQ FNMA A/A
2914	UBS BALANCE SHEET
2915	ARCH BAY HOLDINGS, LLC
2916	LEHMAN BROTHERS
2917	GREENWICH CAPITAL
2918	STATEWIDE BANK (ALGIERS)
2919	SOCIETE GENERALE - HOUSE LOANS
2921	BARCLAYS
2926	BANCO POPULAR, FSB
2927	BANCO POPULAR, NY
2928	SHERMAN REO
2933	CSFB SECURITIZED I
2934	CSFB SECURITIZED II
2935	CSFB SECURITIZED III

SCHEDULE II

Underlying Documents

None

SCHEDULE III

RETAINED SERVICING FEE PERCENTAGE

From	To
Month[1]	Month	Retained Fee
1	3	27.0 bps
4	6	26.0 bps
7	9	25.0 bps
10	12	23.5 bps
13	15	23.0 bps
16	18	22.0 bps
19	21	21.0 bps
22	24	20.0 bps
25	72	20.0 bps

[1]	Starting with September, 2012.

SCHEDULE IV

TARGET RATIO SCHEDULE

Month[1]	Target Advance Ratio
1	3.40%
2	3.32%
3	3.23%
4	3.15%
5	3.08%
6	3.00%
7	2.92%
8	2.85%
9	2.78%
10	2.71%
11	2.64%
12	2.58%
13	2.51%
14	2.45%
15	2.39%
16	2.33%
17	2.27%
18	2.21%
19	2.16%
20	2.10%
21	2.05%
22	2.00%
23	1.95%
24	1.90%
25	1.85%
26	1.81%
27	1.76%
28	1.75%
29	1.75%
30	1.75%
31	1.75%
32	1.75%
33	1.75%
34	1.75%
35	1.75%
36	1.75%
37	1.75%

[1]	Starting with September, 2012.

Month[1]	Target Advance Ratio
38	1.75%
39	1.75%
40	1.75%
41	1.75%
42	1.75%
43	1.75%
44	1.75%
45	1.75%
46	1.75%
47	1.75%
48	1.75%
49	1.75%
50	1.75%
51	1.75%
52	1.75%
53	1.75%
54	1.75%
55	1.75%
56	1.75%
57	1.75%
58	1.75%
59	1.75%
60	1.75%
61	1.75%
62	1.75%
63	1.75%
64	1.75%
65	1.75%
66	1.75%
67	1.75%
68	1.75%
69	1.75%
70	1.75%
71	1.75%
72	1.75%

SCHEDULE V

VALUATION PERCENTAGE

Investor Number	Purchase Price (bps)
2621	14.12
2605	29.14
2477	46.72
2551	33.44
2617	43.83
2598	30.70
2591	20.86
2468	54.34
2582	25.95
2619	41.77
2602	36.56
2612	41.42
2613	25.45
2574	42.96
2595	29.10
2537	41.11
2580	30.12
2631	22.39
2385	54.08
2615	41.87
2485	39.68
2630	44.38
2412	54.42
2522	0.17
2540	(3.20)
2552	38.24
2439	41.11
2599	38.60
2538	61.49
2498	42.82
2494	52.11
2393	47.56
2434	58.26
2496	66.92
2492	41.28
2535	5.99
2581	43.20

2575	0.86
2483	46.40
2589	8.76
2557	15.68
2382	38.99
2516	67.21
2592	4.36
2521	48.72
2497	49.72
2409	54.27
2510	38.01
2603	(7.37)
2600	3.43
2375	38.53
2364	37.35
2523	56.68
2570	5.70
2571	5.07
2311	41.75
2579	1.85
2304	27.00
2331	25.91
2280	16.14
2363	(75.05)
2161	(35.08)
2196	(25.00)
2765	25.84
2390	52.75
2139	(70.62)
2013	(48.39)
2014	(38.18)
2323	59.67
2154	(29.72)
455	(42.18)
2237	(7.78)
2119	(16.18)
2203	(15.82)
2228	(3.80)
2011	(15.37)
2144	(15.08)
2159	(20.12)
2178	(8.35)
2422	(34.94)

2427	(4.00)
2212	(3.22)
2297	10.12
2197	1.40
2742	31.97
3586	17.18
3613	(0.75)
3615	24.10
3616	67.41
3623	31.74
3660	32.46
3661	17.79
3670	46.57
3674	43.07
3686	46.58
3689	63.82
3690	49.84
3693	53.27
3696	41.88
3697	54.72
3700	46.09
3706	26.47
3718	48.71
3721	27.13
3723	25.68
3724	28.45
3726	14.91
3734	36.95
3735	32.83
3736	33.77
3738	27.87
3739	30.11
3741	44.85
3742	37.53
2182	5.74
2278	11.74
2192	21.69
2225	7.21
2281	18.35
2242	12.35
2766	47.02
2279	26.69
2292	16.89

2264	19.29
2270	46.06
2388	35.41
3611	24.44
3621	40.60
3740	32.52
2500	60.98
2761	40.97
2471	55.44
3672	38.65
2647	105.89
2679	46.18
2626	108.93
2686	46.68
2587	33.83
2467	30.90
2677	55.03
2338	79.11
2676	55.56
2435	16.78
2771	44.77
2779	(26.21)
2780	45.09
2781	82.86
2784	11.08
2791	52.65
2793	29.95
2795	26.49
2806	(24.95)
2807	24.18
2808	36.48
2838	98.28
2852	(5.68)
2853	8.13
2854	3.42
2856	43.58
2882	65.55
2889	31.00
2896	25.24
2898	42.59
2900	34.97
2904	18.50
2906	29.55

2909	93.95
2912	(52.36)
2913	(54.91)
2914	19.12
2915	(8.28)
2916	29.26
2917	(652.04)
2918	7.26
2919	49.60
2921	44.57
2926	(423.23)
2927	(54.94)
2928	837.77
2933	1.57
2934	(13.69)
2935	(41.37)

SCHEDULE VI

AMORTIZATION PERCENTAGE

Month[2]	Amortization Percentage
1	100.00%
2	98.60%
3	97.20%
4	95.90%
5	94.50%
6	93.20%
7	91.90%
8	90.60%
9	89.40%
10	88.10%
11	86.90%
12	85.70%
13	84.50%
14	83.30%
15	82.20%
16	81.00%
17	79.90%
18	78.80%
19	77.70%
20	76.60%
21	75.50%
22	74.50%
23	73.40%
24	72.40%
25	71.40%
26	70.40%
27	69.40%
28	68.50%
29	67.50%
30	66.60%
31	65.60%
32	64.70%
33	63.80%
34	62.90%

[2]	Starting with September, 2012.

35	62.10%
36	61.20%
37	60.30%
38	59.50%
39	58.70%
40	57.80%
41	57.00%
42	56.20%
43	55.50%
44	54.70%
45	53.90%
46	53.20%
47	52.40%
48	51.70%
49	51.00%
50	50.30%
51	49.60%
52	48.90%
53	48.20%
54	47.50%
55	46.90%
56	46.20%
57	45.60%
58	44.90%
59	44.30%
60	43.70%
61	43.10%
62	42.50%
63	41.90%
64	41.30%
65	40.70%
66	40.20%
67	39.60%
68	39.00%
69	38.50%
70	38.00%
71	37.40%
72	36.90%